Exhibit 99.1

News Release

Ryder Reports Third Quarter 2022 Results

Third Quarter 2022
•GAAP EPS from continuing operations of $4.82 versus $2.58 in prior year due to higher earnings in all three business segments
•Comparable EPS (non-GAAP) from continuing operations of $4.45 versus $2.55 in prior year
•Total revenue of $3.0 billion and operating revenue (non-GAAP) of $2.3 billion, up 23% and 18%, respectively, reflecting organic revenue growth in all business segments and SCS acquisitions

Full-Year 2022 Forecast
•Increased GAAP EPS forecast to $16.40 - $16.60 from $14.45 - $14.95
•Increased comparable EPS (non-GAAP) forecast to $15.65 - $15.85 from $14.30 - $14.80
•Adjusted ROE (ROE) forecast increased to 26% - 27% from 25% - 26%
•Net cash provided by operating activities from continuing operations forecast of $2.3 billion; free cash flow (non-GAAP) forecast of $800 million - $900 million, up from $750 - $850 million

MIAMI, October 26, 2022 – Ryder System, Inc. (NYSE: R), a leader in supply chain, dedicated transportation, and fleet management solutions, reported results for the three months ended September 30 as follows:

(In millions, except EPS)	Earnings Before Taxes		Earnings		Diluted Earnings Per Share
	2022	2021	2022	2021	2022	2021
Continuing operations (GAAP)	$334.2	183.2	$246.4	138.7	$4.82	2.58
Comparable (non-GAAP)	$308.4	181.8	$227.3	137.5	$4.45	2.55

Total and operating revenue for the three months ended September 30 were as follows:

(In millions)	Total Revenue			Operating Revenue (non-GAAP)
	2022	2021	Change	2022	2021	Change
Total	$3,035	2,459	23%	$2,347	1,983	18%
Fleet Management Solutions (FMS)	$1,582	1,436	10%	$1,303	1,248	4%
Supply Chain Solutions (SCS)	$1,207	802	50%	$835	559	49%
Dedicated Transportation Solutions (DTS)	$454	380	19%	$317	272	17%

CEO Comment

Commenting on the company's results and outlook, Ryder Chairman and CEO Robert Sanchez says, "Record third-quarter earnings reflects growth in all three business segments. Earnings exceeded our most recent forecast due primarily to better than expected results in used vehicle sales and rental. Strong ROE of 30% reflected ongoing truck capacity constraints in the market and benefits from our initiatives to increase long-term returns. We continued to see strong sales momentum and realized record multi-year contractual sales year-to-date, positioning us well for future revenue growth.

"We executed on our initiatives and returned to high single-digit earnings targets in both supply chain and dedicated, resulting in approximately 190% and 150% segment earnings growth respectively. This improvement reflects pricing adjustments to address unusually high labor cost increases that began in 2021 and benefits from profitable new business. We expect SCS and DTS results to continue to benefit from these actions going forward.

"Accelerating growth in SCS and DTS is a key driver of our strategy to create long-term shareholder value. Our recent acquisitions in fast-growing e-commerce fulfillment and multiclient warehousing continue to contribute to earnings growth in SCS. Consistent with our strategy to drive growth by bringing new technology-driven solutions to market, we recently announced the acquisition of Baton, a startup tech firm which we initially invested in through RyderVentures, our corporate venture capital fund. We are excited about the value the Baton team can create for Ryder customers as we build out a new suite of products that focus on optimizing transportation and supply chain networks.

"In FMS, used vehicle sales and rental performance contributed to strong results again this quarter. As anticipated, used truck and tractor pricing declined sequentially in the quarter and we continued to realize substantial used vehicle gains as prices remain well above our residual value estimates. Rental demand and pricing conditions remain robust and we have yet to see softening trends in the rental market. Our lease pricing initiative continues to deliver improved results, and we anticipate incremental earnings from this initiative as the remaining half of our lease portfolio is renewed at higher returns. Despite ongoing OEM delays, our North American lease fleet returned to growth at the end of the quarter. We continue to expect our year-end lease fleet to be up by approximately 2,000 vehicles, which will contribute primarily to earnings in 2023.

"Looking ahead, we've increased our 2022 ROE and comparable EPS forecasts to reflect improved rental and used vehicle sales performance and we remain confident in our outlook for continued strong core earnings. We have increased our most recent free cash flow forecast for full year 2022 to $800 - $900 million due to higher proceeds from used vehicle sales.

"Our strong balance sheet enables us to pursue targeted acquisitions and return capital to shareholders. We completed our $300 million accelerated share repurchase program in September 2022 and have existing authorization for an additional 2-million-share discretionary program and a 2.5-million-share anti-dilutive program.

"During the quarter, we released our latest Corporate Sustainability Report. We were proud to share that as a result of our initiatives to reduce our environmental footprint through efficiency and innovation, we achieved our emissions reduction targets well ahead of schedule."

Outlook Updates

Full Year 2022
Total Revenue Growth	~23%
Operating Revenue Growth (non-GAAP)	~18%
FY22 GAAP EPS	$16.40 - $16.60
FY22 Comparable EPS (non-GAAP)	$15.65 - $15.85

ROE (1)	26% - 27%
Net Cash from Operating Activities from Continuing Operations	~$2.3B
Free Cash Flow (non-GAAP)	$800M - $900M

Fourth Quarter 2022
4Q22 GAAP EPS	$3.53 - $3.73
4Q22 Comparable EPS (non-GAAP)	$3.18 - $3.38
————————————
(1) The non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average shareholders' equity to ROE is provided in the Appendix - Non-GAAP Financial Measures at the end of this release.

Third Quarter Business Segment Operating Results

Fleet Management Solutions: Higher Earnings Driven by Used Vehicle Sales and Rental Results

(In millions)	3Q22	3Q21	Change
Total Revenue	$1,582	1,436	10%
Operating Revenue (1)	$1,303	1,248	4%

Earnings Before Tax (EBT)	$265	186	42%
FMS EBT as a % of FMS total revenue	16.8%	13.0%	380 bps
FMS EBT as a % of FMS operating revenue (1)	20.4%	14.9%	550 bps

Rolling 12-months EBT as % of total and operating revenue	3Q22	3Q21	Change
FMS EBT as a % of FMS total revenue	16.9%	8.5%	840 bps
FMS EBT as a % of FMS operating revenue (1)	20.3%	9.7%	1,060 bps
(1) Non-GAAP financial measure excluding fuel and lease liability insurance revenue.

Fleet Management Solutions (FMS) total and operating revenue increased due to higher rental revenue driven by higher pricing and demand. Total revenue also increased due to higher fuel prices passed through to customers. FMS operating revenue increased globally despite a 4% negative impact from the wind down of the UK business.

FMS EBT increased by $79 million primarily from higher used vehicle sales and rental results reflecting benefits from tight truck capacity and initiatives to improve returns in these areas. Increased gains on used vehicles sold and a declining impact of depreciation expense from prior vehicle residual value estimate changes contributed $55 million in higher year-over-year earnings. Used vehicle pricing increased from the prior year for both trucks and tractors. Sequentially from the second quarter of 2022, used truck and tractor pricing decreased 11% and 22%, respectively. Used vehicle inventory levels increased sequentially to 4,700 vehicles but remains below the company's long-term target range of 7,000 - 9,000 vehicles. Rental results benefited from a 7% increase in power-fleet pricing and strong power-fleet utilization of 83% on a larger fleet. FMS EBT as a percentage of FMS operating revenue is well above the company's long-term target of low double-digits for the third quarter and for the trailing 12-month period.

Supply Chain Solutions: Higher Earnings Reflect Increased Pricing and New Business

(In millions)	3Q22	3Q21	Change
Total Revenue	$1,207	802	50%
Operating Revenue (1)	$835	559	49%

Earnings Before Tax (EBT)	$64	22	189%
EBT as a % of total revenue	5.3%	2.8%	250 bps
EBT as a % of operating revenue (1)	7.7%	4.0%	370 bps

Rolling 12-months EBT as % of total and operating revenue	3Q22	3Q21	Change
EBT as a % of total revenue	4.0%	4.3%	(30) bps
EBT as a % of operating revenue (1)	5.8%	6.2%	(40) bps
(1) Non-GAAP financial measure excluding fuel and subcontracted transportation.

Supply Chain Solutions (SCS) total and operating revenue increased due to acquisitions and double-digit organic revenue growth in all industry verticals reflecting higher volumes, new business, and increased pricing. Higher volumes include the prior-year impact of automotive supply chain disruptions. Operating revenue grew 23% organically year-over-year.

SCS EBT increased primarily due to higher pricing and cost-recovery initiatives as well as new business. EBT comparisons also benefited from the impact of automotive supply chain disruptions in the prior year and acquisitions. SCS EBT as a percentage of SCS operating revenue is in line with the company's long-term target of high single-digits for the third quarter 2022 but below target for the trailing 12-month period.

Dedicated Transportation Solutions: Higher Earnings Primarily Driven by Increased Pricing

(In millions)	3Q22	3Q21	Change
Total Revenue	$454	380	19%
Operating Revenue (1)	$317	272	17%

Earnings Before Tax (EBT)	$28	11	149%
EBT as a % of total revenue	6.2%	3.0%	320 bps
EBT as a % of operating revenue (1)	8.9%	4.2%	470 bps

Rolling 12-months EBT as % of total and operating revenue	3Q22	3Q21	Change
EBT as a % of total revenue	4.8%	3.9%	90 bps
EBT as a % of operating revenue (1)	6.9%	5.3%	160 bps
(1) Non-GAAP financial measure excluding fuel and subcontracted transportation.

Dedicated Transportation Solutions (DTS) total and operating revenue increased due to higher pricing and new business.

DTS EBT increased primarily due to higher pricing as well as new business. DTS EBT as a percentage of DTS operating revenue is in line with the company's long-term target of high single-digits for the third quarter 2022 but below target for the trailing 12-month period.

Corporate Financial Information

Unallocated Central Support Services (CSS)
Unallocated CSS costs were $21 million as compared to $17 million in the prior year, primarily reflecting strategic investments in marketing and technology, increased incentive-based compensation costs and professional fees.

Income Taxes

Our effective income tax rate from continuing operations was 26.3% as compared to 24.3% in the prior year due to incremental U.S. tax on higher foreign earnings related to the exit of our UK FMS business as well as a shift in the mix of earnings subject to tax in different jurisdictions.

Capital Expenditures, Cash Flow, and Leverage
Year-to-date capital expenditures increased to $2.0 billion in 2022 compared to $1.5 billion in 2021 due to higher planned investments in the lease fleet.

Year-to-date net cash provided by operating activities from continuing operations increased to $1.8 billion as compared to $1.7 billion in the prior year, reflecting higher earnings partially offset by higher working capital needs. Free cash flow (a non-GAAP measure) was $887 million, up from $829 million in 2021, primarily due to higher proceeds from the sale of revenue-earning equipment, partially offset by an increase in capital expenditures. Full-year 2022 free cash flow forecast increased by $50 million to $800 million - $900 million. This includes $200 million of capital expenditures deferred into 2023 related to OEM vehicle delivery delays and $350 million of expected proceeds from the exit of the UK business.

Debt-to-equity as of September 30, 2022 decreased to 210% from 235% at year-end 2021 and is below the company's long-term target of 250% - 300%.

Share Repurchase Programs

Ryder completed its $300 million accelerated share repurchase program in September 2022. Under this program, a total of 4 million shares were repurchased and retired at an average price of $74.47 per share. Board authorization exists for a 2-million-share discretionary program and a 2.5-million-share anti-dilutive program.

Fleet Management Solutions UK Business Update

The company continues to make significant progress in exiting the lower-return UK business and remains on track to complete the process by mid-2023. Since the beginning of 2022, Ryder has sold approximately 75% of the UK vehicles and properties, generating proceeds of $326 million.

Supplemental Company Information

Third Quarter Net Earnings

(In millions, except EPS)	Earnings		Diluted EPS
	2022	2021	2022	2021
Earnings from continuing operations	$246.4	138.7	$4.82	2.58
Discontinued operations	(0.4)	(0.6)	(0.01)	(0.01)
Net earnings	$246.0	138.1	$4.82	2.57

Year-to-Date Operating Results

(In millions, except EPS)	Nine months ended September 30,
	2022	2021	Change
Total revenue	$8,923.0	7,062.9	26%
Operating revenue (non-GAAP)	$6,869.6	5,723.0	20%

Earnings from continuing operations	$662.6	339.8	95%
Comparable earnings from continuing operations (non-GAAP)	$641.2	324.8	97%
Net earnings	$661.0	338.0	96%

Earnings per common share (EPS) - Diluted
Continuing operations	$12.86	6.33	103%
Comparable (non-GAAP)	$12.44	6.05	106%
Net earnings	$12.82	6.30	103%
Business Description

Ryder System, Inc. is a leading supply chain, dedicated transportation, and fleet management solutions company. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the S&P MidCap 400® index. The company’s financial performance is reported in the following three, inter-related business segments:
•Supply Chain Solutions – Ryder’s SCS business segment optimizes logistics networks to make them more responsive and able to be leveraged as a competitive advantage. Globally-recognized brands in the automotive, consumer goods, food and beverage, healthcare, industrial, oil and gas, technology, and retail industries rely on Ryder’s leading-edge technologies and world-class logistics engineers to help them deliver the goods that consumers use every day.
•Dedicated Transportation Solutions – Ryder’s DTS business segment combines the best of Ryder’s leasing and maintenance capability with the safest and most professional drivers in the industry. With a dedicated transportation solution, Ryder helps customers increase their competitive position, reduce risk, and integrate their transportation needs with their overall supply chain.
•Fleet Management Solutions – Ryder’s FMS business segment provides a broad range of services to help businesses of all sizes, across virtually every industry, deliver for their customers. From leasing, maintenance, and fueling, to rental and used vehicle sales, customers rely on Ryder’s expertise to help them lower their costs, redirect capital to other parts of their business, and focus on what they do best – so they can grow.

For more information on Ryder System, Inc., visit investors.ryder.com and ryder.com.

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Note: Regarding Forward-Looking Statements

Certain statements and information included in this news release are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995, including our forecast, expectations regarding market trends and economic environment; impact of supply chain and labor shortage challenges and vehicle production constraints on our business, market conditions, e-commerce trends, freight environment, expected earnings, depreciation, commercial rental demand and utilization, and used vehicle sales volume and pricing; expectations related to our strategic investments and initiatives, including our recent supply chain acquisitions and initiatives related to maintenance costs savings and improving returns; expected benefits of lease pricing initiatives and our ability to renew leases; our expectations regarding benefits from our accelerated share repurchase program; our expectations related to timeline and cash proceeds from our exit of the FMS U.K. market; our ability to execute our strategy of accelerating growth in certain business segments; performance, including sales and revenue growth, in our product lines and segments, for example e-commerce and multi-client warehousing; residual values and depreciation expense; used vehicle inventory; earnings; free cash flow; tax rate; operating cash flow; capital expenditures; fleet growth; and expected benefits from new contracts and pricing initiatives in our supply chain and dedicated business divisions. Our forward-looking statements also include our estimates of the impact of our changes to residual value estimates on earnings and depreciation expense. The expected impact of the change in residual value estimates is based on our current assessment of the residual values and useful lives of revenue-earning equipment based on multi-year trends and our outlook for the expected near- and long-term used vehicle market. A variety of factors, many of which are outside of our control, could cause residual value estimates to differ from actual used vehicle sales pricing, such as changes in supply and demand of used vehicles; volatility in market conditions; changes in vehicle technology; competitor pricing; regulatory requirements; driver shortages; customer requirements and preferences; and changes in underlying assumption factors.

All of our forward-looking statements should be evaluated by considering the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, the effect of the COVID-19 pandemic and future variants, including ongoing supply chain and labor challenges and vehicle production constraints; the effect of geopolitical events, including the impact of the conflict between Russia and Ukraine; our ability to adapt to changing market conditions, including lower than expected contractual sales, decreases in commercial rental demand or utilization, poor acceptance of rental pricing, and declining market demand for or excess supply of used vehicles impacting current or estimated pricing and our anticipated proportion of retail versus wholesale sales; declining customer demand for our services; higher than expected maintenance costs; lower than expected benefits from our cost-savings initiatives; our ability to effectively and efficiently integrate acquisitions into our business; lower than expected benefits from our sales, marketing and new product initiatives; setbacks in the economic market or in our ability to retain profitable customer accounts; impact of changing laws and regulations; difficulty in obtaining adequate profit margins for our services; inability to maintain current pricing levels due to soft economic conditions, business interruptions or expenditures due to labor disputes, severe weather or natural occurrences; competition from other service providers, changes in technology and new entrants; driver and technician shortages resulting in higher procurement costs and turnover rates; impact of worldwide semiconductor shortage; higher than expected bad debt reserves or write-offs; decrease in credit ratings; increased debt costs; adequacy of accounting estimates; higher than expected reserves and accruals particularly with respect to pension, taxes, insurance and revenue; impact of changes in our residual value estimates and accounting policies; unanticipated changes in fuel prices; unanticipated currency exchange rate fluctuations; increases in inflation or interest rates; our ability to manage our cost structure; and the risks described in our filings with the Securities and Exchange Commission (SEC). The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Note: Regarding Non-GAAP Financial Measures

This news release includes certain non-GAAP financial measures as defined under SEC rules. Refer to Appendix - Non-GAAP Financial Measure Reconciliations at the end of the tables following this press release for reconciliations of the non-GAAP financial measures contained in this release to the nearest GAAP measure and why management believes that presentation of each measure provides useful information to investors. Additional information regarding non-GAAP financial measures as required by Regulation G and Item 10(e) of Regulation S-K can be found in our most recent Form 10-K, Form 10-Q and our Form 8-K filed as of the date of this release with the SEC, which are available at http://investors.ryder.com.

CONFERENCE CALL AND WEBCAST INFORMATION

Ryder’s earnings conference call and webcast is scheduled for October 26, 2022 at 11:00 a.m. ET. To join, click here.

LIVE AUDIO VIA PHONE
Toll Free Number:    888-352-6803
USA Toll Number:    323-701-0225
Audio Passcode:        Ryder
Conference Leader:    Bob Brunn

WEBCAST REPLAY VIA INTERNET
An audio replay including the slide presentation will be available within four hours following the call. Click here then select Financials/Quarterly Results and the date.

AUDIO REPLAY VIA MP3 DOWNLOAD
A podcast will be available within 24 hours after the end of the call. Click here then select Financials/Quarterly Results and the date.

Contacts:

Media:	Investor Relations:
Amy Federman	Bob Brunn
(305) 500-4989	(305) 500-4053

Financial = ryder-financial
USA = ryder-usa

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED

(In millions, except per share amounts)	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Lease & related maintenance and rental revenues	$1,044.5	1,014.0	$3,119.1	2,941.1
Services revenue	1,811.1	1,320.8	5,258.3	3,762.4
Fuel services revenue	179.8	124.3	545.6	359.4
Total revenues	3,035.5	2,459.0	8,923.0	7,062.9

Cost of lease & related maintenance and rental	691.0	719.2	2,077.8	2,151.7
Cost of services	1,545.8	1,161.9	4,512.6	3,251.7
Cost of fuel services	179.7	124.3	539.9	356.5
Selling, general and administrative expenses	349.6	288.0	1,052.3	866.4
Non-operating pension costs, net	2.6	(0.1)	8.0	(0.5)
Used vehicle sales, net	(113.5)	(69.3)	(356.0)	(149.8)
Interest expense	57.8	53.8	165.5	162.6
Miscellaneous income, net	(8.5)	(6.0)	(22.7)	(55.2)
Restructuring and other items, net	(3.3)	4.1	21.2	22.5
	2,701.3	2,275.8	7,998.5	6,605.9

Earnings from continuing operations before income taxes	334.2	183.2	924.4	457.0
Provision for income taxes	87.8	44.5	261.9	117.2
Earnings from continuing operations	246.4	138.7	662.6	339.8
Loss from discontinued operations, net of tax	(0.4)	(0.6)	(1.6)	(1.8)
Net earnings	$246.0	138.1	$661.0	338.0

Earnings (loss) per common share — Diluted
Continuing operations	$4.82	2.58	$12.86	6.33
Discontinued operations	(0.01)	(0.01)	(0.03)	(0.03)
Net earnings	$4.82	2.57	$12.82	6.30

Weighted average common shares outstanding — Diluted	51.1	53.5	51.3	53.4

EPS from continuing operations	$4.82	2.58	$12.86	6.33
Non-operating pension costs, net	0.03	(0.02)	0.10	(0.05)
Restructuring and other, net	(0.05)	0.07	0.43	0.18
ERP implementation costs	—	—	—	0.18
Gain on sale of U.K. revenue earning equipment	(0.29)	—	(0.84)	—
Gains on sale of U.K. properties	(0.20)	(0.08)	(0.66)	(0.60)
Tax adjustments, net	0.14	—	0.55	0.01
Comparable EPS from continuing operations (1)	$4.45	2.55	$12.44	6.05

(1) Non-GAAP financial measure. A reconciliation of GAAP EPS from continuing operations to comparable EPS from continuing operations is set forth in this table.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In millions)

	September 30, 2022	December 31, 2021
Assets:
Cash and cash equivalents	$456.3	234.0
Other current assets	1,882.4	2,226.7
Revenue earning equipment, net	8,273.6	8,323.0
Operating property and equipment, net	1,117.6	985.0
Other assets	2,769.2	2,065.7
	$14,499.0	13,834.3

Liabilities and shareholders' equity:
Current liabilities	$2,152.6	1,867.5
Total debt (including current portion)	6,334.1	6,579.7
Other non-current liabilities (including deferred income taxes)	3,001.5	2,589.2
Shareholders' equity	3,010.8	2,797.9
	$14,499.0	13,834.3

SELECTED KEY RATIOS AND METRICS

	September 30, 2022	December 31, 2021
Debt to equity	210%	235%

	Three months ended September 30,		Six months ended September 30,
	2022	2021	2022	2021
Comparable EBITDA (1)	$697.0	611.7	$2,032.1	1,803.2
Effective interest rate (average cost of debt)	3.6%	3.5%	3.4%	3.4%

	Nine months ended September 30,
	2022	2021
Net cash provided by operating activities from continuing operations	$1,786.4	1,684.9
Free cash flow (1)	886.5	829.0
Capital expenditures paid	1,916.7	1,427.7
Gross capital expenditures	2,032.4	1,495.9

	Twelve months ended September 30,
	2022	2021
ROE (2)	30.0%	15.7%
————————————
(1) Non-GAAP financial measure. See reconciliation of the non-GAAP elements of this calculation reconciled to the corresponding GAAP measures included in the Appendix - Non-GAAP Financial Measures section at the end of this release.
(2) The non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average shareholders' equity to adjusted average equity is provided in the Appendix - Non-GAAP Financial Measures section at the end of this release.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS - UNAUDITED
(In millions)

	Three months ended September 30,			Nine months ended September 30,
	2022	2021	B(W)	2022	2021	B(W)
Total Revenue:
Fleet Management Solutions:
ChoiceLease	$791.2	799.6	(1)%	$2,396.1	2,399.5	—%
Commercial rental	349.6	300.6	16%	1,003.4	790.6	27%
SelectCare and other	162.5	147.4	10%	492.9	450.3	9%
Fuel services and ChoiceLease liability insurance revenue	278.6	188.8	48%	839.9	539.7	56%
Total Fleet Management Solutions	1,581.9	1,436.3	10%	4,732.2	4,180.1	13%
Supply Chain Solutions	1,206.5	802.4	50%	3,469.0	2,284.7	52%
Dedicated Transportation Solutions	454.3	380.4	19%	1,329.5	1,055.6	26%
Eliminations	(207.2)	(160.0)	(30)%	(607.7)	(457.4)	(33)%
Total revenue	$3,035.5	2,459.0	23%	$8,923.0	7,062.9	26%

Operating Revenue: (1)
Fleet Management Solutions	$1,303.2	1,247.6	4%	$3,892.3	3,640.4	7%
Supply Chain Solutions	834.9	559.3	49%	2,371.4	1,596.4	49%
Dedicated Transportation Solutions	317.0	271.6	17%	919.0	764.2	20%
Eliminations	(108.2)	(95.6)	(13)%	(313.1)	(278.0)	(13)%
Operating revenue	$2,346.9	1,982.9	18%	$6,869.6	5,723.0	20%

Business Segment Earnings:
Earnings from continuing operations before income taxes:
Fleet Management Solutions	$265.3	186.4	42%	$798.8	408.2	96%
Supply Chain Solutions	64.0	22.2	189%	150.8	96.2	57%
Dedicated Transportation Solutions	28.2	11.3	149%	71.5	37.5	91%
Eliminations	(28.0)	(21.1)	33%	(83.8)	(52.5)	59%
	329.4	198.8	66%	937.4	489.3	92%
Unallocated Central Support Services	(21.0)	(17.0)	24%	(60.8)	(53.3)	14%
Non-operating pension costs, net	(2.6)	0.1	NM	(8.0)	0.5	NM
Other items impacting comparability, net	28.5	1.3	NM	55.9	20.5	NM
Earnings from continuing operations before income taxes	334.2	183.2	82%	924.4	457.0	102%
Provision for income taxes	87.8	44.5	97%	261.9	117.2	123%
Earnings from continuing operations	$246.4	138.7	78%	$662.6	339.8	95%
————————————
(1) Non-GAAP financial measure. See reconciliation of GAAP total revenue to operating revenue in the Appendix - Non-GAAP Financial Measures section at the end of this release.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS - UNAUDITED
(In millions)

	Three months ended September 30,			Nine months ended September 30,
(In millions)	2022	2021	B(W)	2022	2021	B(W)
Fleet Management Solutions

FMS total revenue	$1,581.9	1,436.3	10%	$4,732.2	4,180.1	13%
Fuel services and ChoiceLease liability insurance(1)	(278.6)	(188.8)	48%	(839.9)	(539.7)	56%
FMS operating revenue (2)	$1,303.2	1,247.6	4%	$3,892.3	3,640.4	7%

Segment earnings before income taxes	$265.3	186.4	42%	$798.8	408.2	96%

FMS earnings before income taxes as % of FMS total revenue	16.8%	13.0%		16.9%	9.8%

FMS earnings before income taxes as % of FMS operating revenue (2)	20.4%	14.9%		20.5%	11.2%

	Three months ended September 30,			Nine months ended September 30,
	2022	2021	B(W)	2022	2021	B(W)
Supply Chain Solutions

SCS total revenue	$1,206.5	802.4	50%	$3,469.0	2,284.7	52%
Subcontracted transportation and fuel	(371.6)	(243.1)	53%	(1,097.6)	(688.2)	59%
SCS operating revenue (2)	$834.9	559.3	49%	$2,371.4	1,596.4	49%

Segment earnings before income taxes	$64.0	22.2	189%	$150.8	96.2	57%

SCS earnings before income taxes as % of SCS total revenue	5.3%	2.8%		4.3%	4.2%

SCS earnings before income taxes as % of SCS operating revenue (2)	7.7%	4.0%		6.4%	6.0%

	Three months ended September 30,			Nine months ended September 30,
	2022	2021	B(W)	2022	2021	B(W)
Dedicated Transportation Solutions

DTS total revenue	$454.3	380.4	19%	$1,329.5	1,055.6	26%
Subcontracted transportation and fuel	(137.3)	(108.8)	26%	(410.5)	(291.3)	41%
DTS operating revenue (2)	$317.0	271.6	17%	$919.0	764.2	20%

Segment earnings before income taxes	$28.2	11.3	149%	$71.5	37.5	91%

DTS earnings before income taxes as % of DTS total revenue	6.2%	3.0%		5.4%	3.5%

DTS earnings before income taxes as % of DTS operating revenue (2)	8.9%	4.2%		7.8%	4.9%
————————————
(1) Includes intercompany fuel sales from FMS to SCS and DTS.
(2) Non-GAAP financial measure. A reconciliation of (1) GAAP total revenue to operating revenue for each business segment (FMS, SCS and DTS) and (2) segment earnings before taxes (EBT) as % of segment total revenue to segment EBT as % of segment operating revenue for each business segment is set forth in this table.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - ROLLING TWELVE MONTHS ENDED - UNAUDITED
(In millions)

	Twelve months ended September 30,
	2022	2021	B(W)
Fleet Management Solutions

FMS total revenue	$6,231.1	5,514.9	13%
Fuel services and ChoiceLease liability insurance (1)	(1,038.6)	(681.4)	52%
FMS operating revenue (2)	$5,192.5	4,833.5	7%

Segment earnings before income taxes	$1,053.7	468.4	125%

FMS earnings before income taxes as % of FMS total revenue	16.9%	8.5%

FMS earnings before income taxes as % of FMS operating revenue (2)	20.3%	9.7%

	Twelve months ended September 30,
	2022	2021	B(W)
Supply Chain Solutions

SCS total revenue	$4,339.1	2,995.9	45%
Subcontracted transportation and fuel	$(1,353.7)	(893.8)	51%
SCS operating revenue (2)	$2,985.5	2,102.2	42%

Segment earnings before income taxes	$172.0	130.3	32%

SCS earnings before income taxes as % of SCS total revenue	4.0%	4.3%

SCS earnings before income taxes as % of SCS operating revenue (2)	5.8%	6.2%

	Twelve months ended September 30,
	2022	2021	B(W)
Dedicated Transportation Solutions

DTS total revenue	$1,731.1	1,356.4	28%
Subcontracted transportation and fuel	(521.4)	(361.2)	44%
DTS operating revenue (2)	$1,209.7	995.2	22%

Segment earnings before income taxes	$83.1	52.8	57%

DTS earnings before income taxes as % of DTS total revenue	4.8%	3.9%

DTS earnings before income taxes as % of DTS operating revenue (2)	6.9%	5.3%
————————————
(1) Includes intercompany fuel sales from FMS to SCS and DTS.
(2) Non-GAAP financial measure. A reconciliation of (1) GAAP total revenue to operating revenue for each business segment (FMS, SCS and DTS) and (2) segment earnings before taxes (EBT) as % of segment total revenue to segment EBT as % of segment operating revenue for each business segment is set forth in this table.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
KEY PERFORMANCE INDICATORS

Three months ended September 30,	Nine months ended September 30,	2022/2021
2022	2021	2022	2021	Three Months	Nine Months
ChoiceLease
Average fleet count	137,400	145,200	141,400	147,000	(5)%	(4)%
End of period fleet count	136,200	144,700	136,200	144,700	(6)%	(6)%
North America (N.A.) end of period fleet count	134,100	133,800	134,100	133,800	—%	—%

N.A. average active ChoiceLease vehicles (1)	128,800	129,300	128,700	130,200	—%	(1)%

Commercial rental
Average fleet count	41,700	39,400	41,500	37,000	6%	12%
End of period fleet count	41,900	40,300	41,900	40,300	4%	4%
Rental utilization - power units (2)	83.2%	82.8%	83.1%	78.7%	40	bps	440	bps
Rental rate change - % (3)	7%	9%	7%	11%

Customer vehicles under
SelectCare contracts
Average fleet count	55,800	53,400	55,500	52,600	4%	6%
End of period fleet count	56,000	53,900	56,000	53,900	4%	4%

Customer vehicles under
SCS
End of period fleet count (4)	12,500	10,500	12,500	10,500	19%	19%

DTS
End of period fleet count (4)	11,400	10,800	11,400	10,800	6%	6%

Used vehicle sales (UVS)
End of period fleet count	4,700	3,500	4,700	3,500	34%	34%
Used vehicles sold (5)	7,500	4,900	22,300	17,500	53%	27%
N.A. UVS pricing change (6)
Tractors	14%	100%	72%	62%
Trucks	26%	103%	69%	66%
————————————
(1) Active ChoiceLease vehicles are calculated as those units currently earning revenue and not classified as not yet earning or no longer earning units.
(2) Rental utilization is calculated using the number of days units are rented divided by the number of days units available to rent based on the days in a calendar year (excluding trailers).
(3) Represents percentage change compared to prior year period in average global rental rate per day on power units using constant currency.
(4) These vehicle counts are also included within the fleet counts for ChoiceLease, Commercial rental and SelectCare.
(5) For the three and nine months ended September 30, 2022, includes 2,500 and 9,000 vehicles sold as part of the exit of the UK business
(6) Represents percentage change in North America compared to prior year period in average sales proceeds on used vehicle sales using constant currency.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED

This press release and accompanying tables include “non-GAAP financial measures” as defined by SEC rules. As required by SEC rules, we provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP.

Specifically, the following non-GAAP financial measures are included in this press release:

Non-GAAP Financial Measure	Comparable GAAP Measure	Reconciliation in Section Entitled
Operating Revenue Measures:
Operating Revenue	Total Revenue	Appendix - Non-GAAP Financial Measure Reconciliations
FMS Operating Revenue	FMS Total Revenue	Business Segment Information - Unaudited
SCS Operating Revenue	SCS Total Revenue
DTS Operating Revenue	DTS Total Revenue
Operating Revenue Growth	Total Revenue Growth	Appendix - Non-GAAP Financial Measure Reconciliations
FMS EBT as a % of FMS Operating Revenue	FMS EBT as a % of FMS Total Revenue	Business Segment Information - Unaudited
SCS EBT as a % of SCS Operating Revenue	SCS EBT as a % of SCS Total Revenue
DTS EBT as a % of DTS Operating Revenue	DTS EBT as a % of DTS Total Revenue
Comparable Earnings Measures:
Comparable Earnings Before Income Tax and Comparable Tax Rate	Earnings Before Income Tax and Effective Tax Rate from Continuing Operations	Appendix - Non-GAAP Financial Measure Reconciliations
Comparable Earnings	Earnings from Continuing Operations	Appendix - Non-GAAP Financial Measure Reconciliations
Comparable EPS	EPS from Continuing Operations	Condensed Consolidated Statements of Earnings - Unaudited Appendix - Non-GAAP Financial Measure Reconciliations
Adjusted Return on Equity (ROE)	Not Applicable. However, the non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average shareholders' equity to adjusted average equity is provided in the following reconciliations.	Appendix - Non-GAAP Financial Measure Reconciliations
Comparable Earnings Before Interest, Taxes, Depreciation and Amortization	Net Earnings	Appendix - Non-GAAP Financial Measure Reconciliations
Cash Flow Measures:
Total Cash Generated and Free Cash Flow	Cash Provided by Operating Activities from Continuing Operations	Appendix - Non-GAAP Financial Measure Reconciliations

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED

Set forth in the table below is an overview of each non-GAAP financial measure and why management believes that presentation of each non-GAAP financial measure provides useful information to investors. See reconciliations for each of these measures following this table.

Operating Revenue Measures:
Operating Revenue

FMS Operating Revenue

SCS Operating Revenue

DTS Operating Revenue

Operating Revenue Growth

FMS EBT as a % of FMS Operating Revenue

SCS EBT as a % of SCS Operating Revenue

DTS EBT as a % of DTS Operating Revenue

Operating revenue is defined as total revenue for Ryder System, Inc. or each business segment (FMS, SCS and DTS) excluding any (1) fuel and (2) subcontracted transportation, as well as (3) revenue from our ChoiceLease liability insurance program which was discontinued in early 2020. We believe operating revenue provides useful information to investors as we use it to evaluate the operating performance of our core businesses and as a measure of sales activity at the consolidated level for Ryder System, Inc., as well as for each of our business segments. We also use segment EBT as a percentage of segment operating revenue for each business segment for the same reason. Note: FMS EBT, SCS EBT and DTS EBT, our primary measures of segment performance, are not non-GAAP measures.

Fuel: We exclude FMS, SCS and DTS fuel from the calculation of our operating revenue measures, as fuel is an ancillary service that we provide our customers. Fuel revenue is impacted by fluctuations in market fuel prices and the costs are largely a pass-through to our customers, resulting in minimal changes in our profitability during periods of steady market fuel prices. However, profitability may be positively or negatively impacted by rapid changes in market fuel prices during a short period of time, as customer pricing for fuel services is established based on current market fuel costs.

Subcontracted transportation: We exclude subcontracted transportation from the calculation of our operating revenue measures, as these services are also typically a pass-through to our customers and, therefore, fluctuations result in minimal changes to our profitability. While our SCS and DTS business segments subcontract certain transportation services to third party providers, our FMS business segment does not engage in subcontracted transportation and, therefore, this item is not applicable to FMS.

ChoiceLease liability insurance: We exclude ChoiceLease liability insurance as we announced our plan in the first quarter of 2020 to exit the extension of our liability insurance coverage for ChoiceLease customers. The exit of this program was completed in the first quarter of 2021. We are excluding the revenue associated with this program for better comparability of our on-going operations.

Comparable Earnings Measures:
Comparable Earnings before Income Taxes (EBT) Comparable Earnings Comparable Earnings per Diluted Common Share (EPS) Comparable Tax Rate Adjusted Return on Equity (ROE)
Comparable EBT, Comparable Earnings and Comparable EPS are defined, respectively, as GAAP EBT, earnings and EPS, all from continuing operations, excluding (1) non-operating pension costs, net and (2) other items impacting comparability (as further described below). We believe these comparable earnings measures provide useful information to investors and allow for better year-over-year comparison of operating performance.

Non-operating pension costs, net: Our comparable earnings measures exclude non-operating pension costs, net, which include the amortization of net actuarial loss and prior service cost, interest cost and expected return on plan assets components of pension and postretirement benefit costs, as well as any significant charges for settlements or curtailments if recognized. We exclude non-operating pension costs, net because we consider these to be impacted by financial market performance and outside the operational performance of our business.

Other Items Impacting Comparability: Our comparable and adjusted earnings measures also exclude other significant items that are not representative of our business operations as detailed in the reconciliation table below. These other significant items vary from period to period and, in some periods, there may be no such significant items.

Comparable Tax Rate is computed using the same methodology as the GAAP provision for income taxes. Income tax effects of non-GAAP adjustments are calculated based on the marginal tax rates to which the non-GAAP adjustments are related.

Adjusted ROE is defined as adjusted net earnings divided by adjusted average shareholders' equity and represents the rate of return on shareholders' investment. Other items impacting comparability described above are excluded, as applicable, from the calculation of net earnings and average shareholders' equity. We use adjusted ROE as an internal measure of how effectively we use the owned capital invested in our operations.

Comparable Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
Comparable EBITDA is defined as net earnings, first adjusted to exclude discontinued operations and the following items, all from continuing operations: (1) non-operating pension costs, net and (2) any other items that are not representative of our business operations (these items are the same items that are excluded from comparable earnings measures for the relevant periods as described immediately above) and then adjusted further for (1) interest expense, (2) income taxes, (3) depreciation, (4) used vehicle sales results and (5) amortization.

We believe comparable EBITDA provides investors with useful information, as it is a standard measure commonly reported and widely used by analysts, investors and other interested parties to measure financial performance and our ability to service debt and meet our payment obligations. In addition, we believe that the inclusion of comparable EBITDA provides consistency in financial reporting and enables analysts and investors to perform meaningful comparisons of past, present and future operating results. Other companies may calculate comparable EBITDA differently; therefore, our presentation of comparable EBITDA may not be comparable to similarly-titled measures used by other companies.

Comparable EBITDA should not be considered as an alternative to net earnings, earnings from continuing operations before income taxes or earnings from continuing operations determined in accordance with GAAP, as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities (determined in accordance with GAAP), as an indicator of cash flows, or as a measure of liquidity.

Cash Flow Measures:
Total Cash Generated Free Cash Flow
We consider total cash generated and free cash flow to be important measures of comparative operating performance, as our principal sources of operating liquidity are cash from operations and proceeds from the sale of revenue earning equipment.

Total Cash Generated is defined as the sum of (1) net cash provided by operating activities, (2) net cash provided by the sale of revenue earning equipment, (3) net cash provided by the sale of operating property and equipment and (4) other cash inflows from investing activities. We believe total cash generated is an important measure of total cash flows generated from our ongoing business activities.

Free Cash Flow is defined as the net amount of cash generated from operating activities and investing activities (excluding acquisitions) from continuing operations. We calculate free cash flow as the sum of (1) net cash provided by operating activities, (2) net cash provided by the sale of revenue earning equipment and operating property and equipment, and (3) other cash inflows from investing activities, less (4) purchases of property and revenue earning equipment. We believe free cash flow provides investors with an important perspective on the cash available for debt service and for shareholders, after making capital investments required to support ongoing business operations. Our calculation of free cash flow may be different from the calculation used by other companies and, therefore, comparability may be limited.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions)

OPERATING REVENUE RECONCILIATION
	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Total revenue	$3,035.5	2,459.0	$8,923.0	7,062.9
Subcontracted transportation and fuel	(688.5)	(476.2)	(2,053.4)	(1,339.1)
ChoiceLease liability insurance revenue	—	—	—	(0.8)
Operating revenue (1)	$2,346.9	1,982.9	$6,869.6	5,723.0

TOTAL CASH GENERATED / FREE CASH FLOW RECONCILIATION
	Nine months ended September 30,
	2022	2021
Net cash provided by operating activities from continuing operations	$1,786.4	1,684.9
Proceeds from sales (primarily revenue earning equipment) (2)	976.3	571.1
Other (2)	40.5	0.7
Total cash generated (1)	2,803.2	2,256.7
Purchases of property and revenue earning equipment (2)	(1,916.7)	(1,427.7)
Free cash flow (1)	$886.5	829.0
————————————
(1) Non-GAAP financial measure.
(2) Included in cash flows from investing activities.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions)

ADJUSTED RETURN ON EQUITY RECONCILIATION
	Twelve months ended September 30,
	2022	2021
Net earnings	$842.3	363.5
Other items impacting comparability (1)	(45.8)	2.7
Income taxes (2)	315.6	114.8
Adjusted earnings before income taxes	1,112.1	481.0
Adjusted income taxes (3)	(287.6)	(112.3)
Adjusted net earnings	$824.5	368.7

Average shareholders' equity	$2,760.7	2,323.5
Average adjustments to shareholders' equity (4)	(8.5)	30.2
Adjusted average shareholders' equity	$2,752.1	2,353.8

Adjusted return on equity (5)	30.0%	15.7%
————————————
(1) Refer to the table below for a composition of Other items impacting comparability, net for the 12-month rolling period.
(2) Includes income taxes on discontinued operations.
(3) Represents the provision for income taxes plus income taxes on other items impacting comparability.
(4) Represents the impact of other items impacting comparability, net of tax, to equity for the respective periods.
(5) Adjusted return on equity is calculated by dividing Adjusted net earnings into Adjusted average shareholders' equity.

	Twelve months ended September 30,
	2022	2021
Restructuring and other, net	$31.1	20.6
ERP implementation costs	—	19.9
Gains on sale of U.K. revenue earning equipment	(43.3)	—
Gains on sale of U.K. properties (1)	(33.6)	(43.9)
Early redemption of medium-term notes	—	9.0
ChoiceLease liability insurance revenue	—	(2.9)
Other items impacting comparability	$(45.8)	2.7
————————————
Note: Amounts may not be additive due to rounding.

(1) Primarily includes gains on properties as part of planned exit of the U.K. business in 2022 and certain FMS properties in the U.K. that were restructured as part of cost reduction activities in prior periods

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions)

COMPARABLE EARNINGS BEFORE INCOME TAXES / COMPARABLE EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION RECONCILIATION

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Net earnings	$246.0	138.1	$661.0	338.0
Loss from discontinued operations, net of tax	0.4	0.6	1.6	1.8
Provision for income taxes	87.8	44.5	261.9	117.2
Earnings before income taxes from continuing operations	334.2	183.2	924.4	457.0
Non-operating pension costs, net	2.6	(0.1)	8.0	(0.5)
Restructuring and other, net	(3.3)	4.1	21.2	9.7
ERP implementation costs	—	—	—	12.7
Gains on sale of U.K. revenue earning equipment	(14.9)	—	(43.3)	—
Gains on sale of U.K. properties (1)	(10.2)	(5.4)	(33.8)	(42.2)
ChoiceLease liability insurance revenue	—	—		(0.8)
Comparable earnings before income taxes (2)	308.4	181.8	876.6	436.0
Interest expense	57.8	53.8	165.5	162.6
Depreciation	421.1	443.8	1,275.3	1,349.2
Used vehicle sales, net	(98.5)	(69.3)	(312.7)	(149.8)
Amortization	8.3	1.7	27.5	5.1
Comparable EBITDA (2)	$697.0	611.7	$2,032.1	1,803.2
————————————
(1) Primarily includes gains on properties as part of planned exit of the U.K. business in 2022 and certain FMS properties in the U.K. that were restructured as part of cost reduction activities in prior periods
(2) Non-GAAP financial measure. Non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of earnings before income taxes from continuing operations to comparable earnings before income taxes from continuing operations is set forth in this table.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions)

COMPARABLE EARNINGS RECONCILIATION
	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Earnings from continuing operations	$246.4	138.7	$662.6	339.8
Non-operating pension costs, net	1.7	(0.9)	5.1	(2.6)
Restructuring and other, net	(3.0)	3.7	22.0	9.5
ERP implementation costs	—	—	—	9.4
Gains on sale of U.K. revenue earning equipment	(14.9)	—	(43.3)	—
Gains on sale of U.K. properties (1)	(10.1)	(4.1)	(33.7)	(32.1)
Tax adjustments, net (2)	7.2	—	28.5	0.8
Comparable earnings from continuing operations (3)	$227.3	137.5	$641.2	324.8

Tax rate on continuing operations	26.3%	24.3%	28.3%	25.7%
Tax adjustments and income tax effects of non-GAAP adjustments (3)	—%	0.1%	(1.4)%	(0.2)%
Comparable tax rate on continuing operations (4)	26.3%	24.4%	26.9%	25.5%
————————————
(1) Primarily includes gains on properties as part of planned exit of the U.K. business in 2022 and certain FMS properties in the U.K. that were restructured as part of cost reduction activities in prior periods
(2) Adjustments include the global tax impact related to gains on sales of U.K. revenue earning equipment and properties as well as the release of the valuation allowance on U.K. deferred tax assets in the third quarter and nine months ended September 30, 2022, and expiring state net operating losses in the third quarter and nine months ended September 30, 2021.
(3) Non-GAAP financial measure.
(4) The comparable provision for income taxes is computed using the same methodology as the GAAP provision for income taxes. Income tax effects of non-GAAP adjustments are calculated based on the marginal tax rates to which the non-GAAP adjustments are related.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions, except per share amounts)

OPERATING REVENUE GROWTH FORECAST RECONCILIATION
	Twelve months ended December 31,
	2022	2021	B(W)
Total revenue	$11,900	9,663	23%
Subcontracted transportation and fuel	(2,700)	(1,834)	47%
ChoiceLease liability insurance revenue	—	(1)	NM
Operating revenue (1)	$9,200	7,828	18%

COMPARABLE EARNINGS PER SHARE FORECAST RECONCILIATION

	Fourth Quarter 2022	Full Year 2022
EPS from continuing operations	$3.53 - $3.73	$16.40 - $16.60
Non-operating pension costs	0.03	0.13
Restructuring and other, net	(0.38)	(0.88)
Comparable EPS from continuing operations forecast (1)	$3.18 - $3.38	$15.65 - $15.85

TOTAL CASH GENERATED / FREE CASH FLOW FORECAST RECONCILIATION
2022 Forecast
Net cash provided by operating activities from continuing operations	$2,300
Proceeds from sales (primarily revenue earning equipment) (2)	1,200
Total cash generated (1)	3,500

Purchases of property and revenue earning equipment (2)	(2,700 - 2,600)
Free cash flow (1)	$800M - $900M
————————————
(1) Non-GAAP financial measure.
(2) Included in cash flows from investing activities.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions)

ADJUSTED RETURN ON EQUITY FORECAST RECONCILIATION
2022 Forecast
Net earnings	$825
Other items impacting comparability (1)	(85)
Income taxes (2)	325
Adjusted earnings before income taxes	1,065
Adjusted income taxes (3)	(300)
Adjusted net earnings for ROE (numerator) (4) [A]	$765

Average shareholders' equity	$2,900
Adjustment to equity (5)	(15)
Adjusted average total equity (denominator) (4) [B]	$2,885

Adjusted return on equity (4) [A]/[B]	26.5%
————————————
(1) Forecasted other items impacting comparability includes restructuring and other, net of $10 million, gains on sale of U.K. revenue earning equipment of $(50) million, and gains on sale of U.K. properties of $(45) million.
(2) Includes income taxes on discontinued operations.
(3) Represents the tax provision on adjusted earnings before income taxes.
(4) Non-GAAP financial measure. Non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average shareholders' equity to adjusted average total equity set forth in this table.
(5) Represents the impact to equity of items to arrive at adjusted earnings.
Note: Amounts may not be additive due to rounding.